Exhibit 10.5

IMPERIAL CHEMICAL INDUSTRIES PLC

GROUP RESULTS (Unaudited)   FOURTH QUARTER AND FULL YEAR 2002

•	Group sales 3% lower for the quarter and 5% lower for the year, primarily the result of lower sales for the Regional and Industrial Businesses and adverse exchange rate movements.
•	Comparable International Business sales 4% ahead for the quarter and 1% ahead for the year.
•	Comparable International Business trading profit 3% lower for the quarter and 1% lower for the year.
•	Group profit before tax† £88m for the quarter, 6% ahead of 2001.
•	Full year Group profit before tax† £400m, essentially in line with last year, and net profit† £264m, 2% up.
•	Interest cover significantly improved: to 4.1 times for the quarter (2001:3.5) and 4.3 times for the year (2001:3.5).
•	Cash flow substantially better. Year end net debt £1,667m, £1,250m below last year.
•	Second interim dividend 4.5p per share.

Brendan O’Neill, Chief Executive, commented:

“Overall, our performance for both the quarter and the year was satisfactory, given the persistence of difficult conditions in many of our markets. In these circumstances, I am particularly pleased to report sales growth for the International Businesses on a comparable basis – with excellent progress in Asia – and a substantial improvement in cash flow for the year.

With our strengthened balance sheet and continuing actions to improve our market positions and cost and capital effectiveness, ICI faces the uncertain economic outlook with increased confidence.”

Further information

Access will be available over the Internet to the results presentation to investment analysts at 9am on ICI's website, www.ici.com. A press conference will be held at UBS Warburg Conference Centre at 11.00am.

† Profit and EPS figures are quoted before goodwill amortisation and exceptional items throughout this statement unless otherwise stated. References to “Comparable” performance throughout this statement exclude the effect of currency translation differences and the impact of acquisitions and divestments on the results reported by the International Businesses. Reconciliation to the “Reported” results can be found in the Appendix III to this document.

GROUP FINANCIAL REVIEW

Fourth Quarter	Year
2002 £m	2001 £m	2002 £m	2001 £m

Sales
- International Businesses*	1,292	1,341	5,543	5,645
- Total Group	1,460	1,508	6,125	6,425

Trading Profit†
- International Businesses*	118	134	543	569
- Total Group	115	136	533	573

Income from associates (net of interest)	1	(20)	(10)	(10)
Net interest for the Group	(28)	(33)	(123)	(162)

Profit before tax†	88	83	400	401

Taxation†	(25)	(24)	(115)	(116)
Attributable to minorities	(7)	(6)	(21)	(26)

Net profit for the period†	56	53	264	259

Earnings per £1 Ordinary Share†	4.6	p	6.1	p	23.7	p	29.8	p
Dividend per £1 Ordinary Share	7.5	p	13.3	p
Key ratios
Trading margin (International Businesses)†	9.1%	10.0%	9.8%	10.1%
Trading margin (ICI Group)†	7.9%	9.0%	8.7%	8.9%
Interest cover – times†	4.1	3.5	4.3	3.5
Effective tax rate (comparative full year)†	29%	29%

Basis of presentation:
*International Businesses comprise National Starch, Quest, Performance Specialties and Paints.
†Before goodwill amortisation and exceptional items. 2001 has been restated for the bonus element of the Rights Issue and FRS19. The full UK GAAP P&L account is presented in Appendix I.
A further explanation is included in Appendix VIII including the definitions for key ratios.

GROUP FINANCIAL REVIEW (continued)

Trading performance

Comparable sales for the International Businesses were 4% ahead for the quarter, with excellent growth in Asia (+11%), and continued growth in both North America (+4%) and Europe (+3%), offsetting another difficult quarter in Latin America (–12%). Each of the International Businesses delivered comparable sales growth for the quarter. Group sales for the quarter were £1,460m, 3% below 2001, mainly due to adverse exchange rates and business divestments.

For the year, comparable sales for the International Businesses were 1% ahead, with growth in all regions except Latin America. Group sales were £6,125m, 5% lower than 2001, largely as a consequence of lower sales for the Regional and Industrial businesses and adverse exchange rates.

For the quarter, Paints delivered comparable trading profit growth of 12%, and National Starch was 6% ahead, but lower profits for Quest and Performance Specialties resulted in 3% lower comparable trading profit for the International Businesses. Quest delivered £13m trading profit for the quarter, after an estimated £8m impact from flavour production issues resulting from second quarter systems changes in the Netherlands. The production issues are now essentially resolved, and the cost impact in 2003 is expected to be less than £5m.

Lower trading profit from Regional and Industrial, and the impact of divestments and exchange rate movements resulted in Group trading profit for the quarter of £115m, 15% below last year.

For the full year, comparable trading profit for the International Businesses was only 1% lower than 2001. Paints (+9%) and National Starch (+5%) both made good progress in difficult circumstances, but profits were lower for Quest (–23%) and Performance Specialties (–24%), with Uniqema being particularly affected by rising raw material costs in the second half of the year.

A £14m reduction in trading profit from Regional and Industrial, and the impact of divestments and exchange rate movements contributed to Group trading profit for the year of £533m, 7% lower than 2001.

Profit before tax of £88m for the quarter was 6% ahead of 2001, with a £21m improvement in income from associates (principally due to the absence of 2001 losses from Huntsman International) and a further reduction in net interest cost more than offsetting the lower trading profit. Full year profit before tax of £400m was essentially in line with 2001, and with the tax rate maintained at 29%, and lower profit attributable to minorities, net profit of £264m was 2% ahead.

GROUP FINANCIAL REVIEW (continued)

Operating cash flow	Year 2002 £m	Year 2001 £m

Trading profit before goodwill amortisation and exceptional items	533	573
Depreciation	196	209

Earnings before Interest, Tax, Depreciation and Amortisation (“EBITDA”)	729	782
Movement in working capital	13	(30)
Capital expenditure	(219)	(235)
Other items including exceptional outflows against restructuring provisions	(89)	(85)

Operating cash flow after capital expenditure – Total Group[1]	434	432

Interest and tax excluding tax on divestments	(191)	(224)
Dividends paid	(127)	(205)
Acquisitions	(17)	(68)

Net operating cash in / (out) flow – Total Group	99	(65)

Reshaping and legacy cash flows
Divestment proceeds from sale of assets and businesses	458	344
Tax paid on divestments	(8)	(21)
Payments against divestment provisions	(133)	(298)
Special top up pension payment	(30)	(30)
Loans to associates and other investments	(37)	(41)

Net cash in / (out) flow due to reshaping and legacy items	250	(46)

Movement in net debt
Opening net debt	(2,917)	(2,799)

Net operating cash in / (out) flow	99	(65)
Net cash in / (out) flow due to reshaping and legacy items	250	(46)

Cash flow before financing	349	(111)
Net proceeds from the Rights issue	807	–
Non cash movements in net debt arising on foreign currency translation	94	(7)

Total movement in net debt	1,250	(118)

Closing net debt	(1,667)	(2,917)

Note:
1Appendix VI includes notes reconciling this presentation to the UK GAAP FRS1 cash flow statement

GROUP FINANCIAL REVIEW (continued)

Cash flow – Basis of presentation

This analysis of Group cash flow distinguishes between cash flows relating to operating activities and those related to portfolio reshaping and legacy issues. Included within "reshaping and legacy" are gross proceeds from divestments, cash expenditures following divestments (including tax paid and payments against divestment provisions, which, in some cases, will continue for a number of years), the ICI UK Pension Fund top-up payments, and loans to associates and other investments. Management believes this presentation provides important financial information relating to the continuing operating activities of the Group and the cash flows relating to the divestment programme and the transformation of the Group. This should not be considered as an alternative, but as supplementary to the presentation of cash flows in accordance with UK GAAP included in Appendix VI.

Operating cash flow

The Group’s net operating cashflow improved substantially for the year. Group earnings before interest, tax, depreciation and goodwill amortisation for the year, at £729m, were 7% below 2001, mainly as a result of lower trading profit. However, the benefits of further working capital efficiency improvements – resulting in a small cash inflow from working capital for the year – and somewhat lower capital expenditure delivered operating cash flow after capital expenditure of £434m, slightly better than 2001. Including the benefit of the revised dividend policy and the cash interest benefits of the Rights Issue, net interest, tax (excluding tax on divestments) and dividend payments reduced by £111m for the year. With acquisition expenditure £51m lower, the Group generated a 2002 net operating cashinflow of £99m, £164m better than for 2001.

Reshaping and legacy outflows

The successful divestment of Synetix (gross proceeds of £260m received in the fourth quarter) and the proceeds from the first instalment in relation to the sale of ICI’s interests in Huntsman International (£109m received in the first half) were the major contributors to overall 2002 divestment proceeds of £458m, £114m more than for 2001. Payments against divestment provisions were also £165m lower than for 2001. Reflecting these factors, the 2002 cash flow due to reshaping and legacy items was an inflow of £250m, £296m better than for 2001.

Movement in Net Debt

Cash flow before financing for the year, at £349m, was £460m better than for 2001. In combination with the £807m proceeds from the Rights Issue, and a favourable exchange rate translation impact of £94m, this reduced year end net debt by £1,250m, to £1,667m.

GROUP FINANCIAL REVIEW (continued)

Exceptional Items

	Fourth Quarter		Year
	2002 £m	2001 £m	2002 £m	2001 £m

Exceptional operating items in trading profit	–	(122)	–	(143)
Share of associates’ exceptional operating items	–	(9)	–	(9)
Profit/(loss) on sale or closure of operations	43	16	50	7
Profit/(loss) on disposal of fixed assets	(2)	6	3	8
Write off of investments	(99)	(22)	(99)	(22)

Exceptional items before tax and minority interests	(58)	(131)	(46)	(159)
Taxation	7	27	4	19
Minority interests	(3)	(3)	(6)	(2)

Exceptional items after tax and minority interests	(54)	(107)	(48)	(142)

Exceptional profits on sale or closure of operations for the fourth quarter included a £90m profit before tax on the sale of our catalyst business, Synetix, partially offset by a £32m loss on the divestment of the UK Nitrocellulose and Energetic Technologies businesses. The balance represented a number of smaller divestments and closures.

Amounts written off investments of £99m related to provisions for ICI’s existing investments in Ineos-Chlor, where uncertainty exists as to the extent to which, and period over which, these amounts will be recovered.

After tax and minority interests, exceptional items amounted to a loss of £54m for the quarter.

Exceptional items for the year amounted to a loss of £48m and included, in addition to items mentioned above, a profit on sale of the Security Systems business and a write down of our investment in an associate company, Irish Fertilisers Industries, where a liquidator was appointed in November 2002.

Restructuring

In November 2001 we announced a major programme to improve cost effectiveness and supply chain efficiency across all the International Businesses. By the end of 2004, the programme was expected to result in exceptional cash expenditure of £120m, targeted at delivering annualised savings of some £60m, reducing working capital by more than £50m, and reducing headcount by 1,300.

In 2002, the programme delivered cost savings of £26m in comparison to an original estimate of £20m. However, following the 2002 flavour production problems in Quest, certain elements of the programme will be deferred, specifically those related to Quest’s further deployment of new supply chain systems. Consequently, by the end of 2004, the overall ICI programme is now expected to deliver annualised savings of some £52m and a working capital reduction of more than £35m. Expected headcount reductions have increased to more than 1,450.

OPERATIONAL REVIEW

The financial numbers and tables in the following section are presented in pounds sterling and are “as reported”. As reported numbers include the effects of currency translation, acquisitions and divestments and are quoted before accounting for goodwill amortisation and exceptional items.

Unless otherwise stated, the commentary on pages 8 through 11, for the International Businesses (National Starch, Quest, Performance Specialties and Paints) refers to performance measured on a “comparable basis” excluding the effect of currency translation differences and the impact of acquisitions and divestments. In respect of Performance Specialties the divestments included the Synetix and Security Systems businesses. A reconciliation of the percentage movements between “comparable” and “as reported” results is provided in Appendix III. Commentary on the Regional and Industrial businesses is “as reported” rather than “comparable”.

Further explanations in respect of, the Group’s segmentation, references to comparable performance, and “EBITDA” definition are set out in Appendix VIII.

Segment Information –“As reported” basis

	Fourth Quarter		Year
	2002 £m	2001 £m	2002 £m	2001 £m

Sales
National Starch	453	451	1,841	1,853
Quest	174	172	716	727
Performance Specialties	172	199	804	832
Paints	493	519	2,182	2,233

International Businesses	1,292	1,341	5,543	5,645
Regional and Industrial	176	175	615	821
Eliminations	(8)	(8)	(33)	(41)

Total Group	1,460	1,508	6,125	6,425

EBITDA
National Starch	74	76	294	289
Quest	17	28	100	126
Performance Specialties	12	23	78	98
Paints	54	51	240	230

International Businesses	157	178	712	743
Regional and Industrial	4	11	17	39

Total Group	161	189	729	782

Trading Profit (before goodwill amortisation and exceptional items)
National Starch	58	57	224	218
Quest	13	23	82	107
Performance Specialties	6	16	49	68
Paints	41	38	188	176

International Businesses	118	134	543	569
Regional and Industrial	(3)	2	(10)	4

Total Group	115	136	533	573

OPERATIONAL REVIEW (continued)

National Starch

4th Quarter					Full Year
2002 £m	2001 £m	Reported %	Comparable %		2002 £m	2001 £m	Reported %	Comparable %
453	451	–	6	Sales	1,841	1,853	(1)	2

58	57	2	6	Trading Profit	224	218	3	5

“Comparable” percentages exclude the effect of currency translation differences and the impact of acquisitions and divestments. Reconciliation to “Reported” percentages for the International Business can be found in the Appendix III to this document.

National Starch comprises four distinct business groupings; Adhesives and Sealants (41% of National Starch’s sales in 2002), Food and Industrial Starch (26%), Specialty Synthetic Polymers (19%) and Electronic and Engineering Materials (14%). The geographic split of sales by customer location for National Starch in 2002 was Europe 25%, North America 43%, Asia 26% and Latin America and Rest of World 6%.

National Starch finished the year well, with sales for the quarter 6% ahead and trading profit 6% up. All regions and businesses contributed to the top-line growth, with notable performances in Asia and from the Electronic and Engineering Materials business.

For the year as a whole, sales were 2% ahead, with excellent progress in Asia (+9%) and a return to growth in North America (+1%). With gross margin percentages slightly better, and tight control of fixed costs, trading profit was 5% ahead and trading margins improved to 12.2%.

Adhesives delivered a second consecutive quarter of sales growth, 4% ahead of last year. All regions were ahead, with growth in China particularly strong and a number of successes with major accounts in North America. However, adverse sales mix and some rises in raw material costs contributed to lower trading profit for the quarter. For the full year, sales were 1% ahead. Trading profit was also up, as gross margin percentages improved and the business benefited from savings from the 2001 exceptional programme.

Starch sales grew by 7% for the quarter and 4% for the year. Good sales growth continued in both Europe and North America for the quarter, in part due to new business wins with both food and industrial customers. Sales mix also improved from Q3 in the food sector, but gross margin percentages were below last year due to adverse mix and higher raw material costs and, consequently, trading profit was lower.

Specialty Synthetic Polymer sales were 4% ahead for the quarter, with good performances in Personal Care, Elotex and Asia. Gross margin percentages remained ahead of last year and this, combined with continued strong cost control, led to good trading profit growth for the quarter. For the year, sales were 2% ahead, with trading profit well up.

Electronic and Engineering Materials had a good fourth quarter with sales 12% ahead of a relatively weak final quarter of 2001. Once again, all businesses contributed to the growth, with Ablestik 25% up despite relatively weak market conditions. Gross margin percentages improved for the quarter and, despite fixed cost investment to support future growth, trading profit was well ahead of 2001. For the year, EEM achieved sales growth of 6% and good growth in trading profit.

OPERATIONAL REVIEW (continued)

Quest

4th Quarter					Full Year
2002	2001	Reported	Comparable		2002	2001	Reported	Comparable
£m	£m	%	%		£m	£m	%	%

174	172	1	5	Sales	716	727	(2)	1

13	23	(43)	(43)	Trading Profit	82	107	(23)	(23)

“Comparable” percentages exclude the effect of currency translation differences and the impact of acquisitions and divestments. Reconciliation to “Reported” percentages for the International Business can be found in the Appendix III to this document.

Quest comprises two distinct business groupings: Fragrances (40% of Quest’s sales in 2002) and Food (60%). The geographic split of sales for Quest by customer location in 2002 was Europe 41%, North America 26%, Asia 18% and Latin America and Rest of World 15%.

Quest had a mixed final quarter of 2002. Sales growth, at 5%, was excellent. All regions other than Latin America were ahead, with particularly strong performances in North America and Asia. However, trading profit was impacted by adverse transactional exchange rate movements and by an estimated £8m impact from the flavour production issues resulting from the second quarter systems changes in the Netherlands. This included £2m of unanticipated once-off stock write-offs. Consequently, reported trading profit for the fourth quarter of £13m was £10m below last year.

For the year, comparable sales were 1% ahead. Gross margin percentages were maintained, but with the full year impact of the flavour production problems estimated at £17m, comparable trading profit was 23% lower. These problems are now essentially resolved, and a cost impact of less than £5m is expected in 2003.

Fragrance sales for the quarter were 2% ahead, with strong performances in fine fragrances and personal care. Sales to the household sector also improved. However, gross margin percentages were negatively impacted by the weaker US dollar and this, in combination with continued investment in resource to support future growth, contributed to lower trading profit for the quarter. For the year as a whole, sales were 1% lower despite a strong second half, and trading profit was consequently below 2001.

Food delivered 7% sales growth for the quarter and 2% for the year. Good progress with key accounts continued, particularly in North America, and Asia also performed well. Both flavours and food ingredients achieved good growth for the quarter, but with gross margin percentages and fixed costs negatively impacted by the Naarden supply chain problems, trading profit was well down for both the quarter and the year.

OPERATIONAL REVIEW (continued)

Performance Specialties

4th Quarter					Full Year
2002	2001	Reported	Comparable		2002	2001	Reported	Comparable
£m	£m	%	%		£m	£m	%	%

172	199	(14)	8	Sales	804	832	(3)	2

6	16	(63)	(34)	Trading Profit	49	68	(28)	(24)

“Comparable” percentages exclude the effect of currency translation differences and the impact of acquisitions and divestments. In respect of Performance Specialties the divestments include the Synetix and Security Systems businesses. Reconciliation to “Reported” percentages for the International Business can be found in the Appendix III to this document.

Performance Specialties comprised two main businesses: Uniqema (83% of Performance Specialties’ sales in 2002) and Synetix (15%) together with other businesses (2%). The geographic split of sales for Performance Specialties by customer location in 2002 was Europe 48%, North America 30%, Asia 15% and Latin America and Rest of World 7%. Additional information on Uniqema is given in Appendix VIII, note 2.

Reported sales and trading profit for Performance Specialties for the fourth quarter and full year reflect the effects of the Synetix divestment outside India on 1 November 2002, and in India on 2 December 2002.

Uniqema had a difficult fourth quarter, with trading profit impacted by weaker product mix and higher raw material prices. Overall volumes for the quarter were strong, with good growth in North America and Europe, and comparable sales were 8% ahead. Personal Care and Lubricants both performed well. Gross margins remained under pressure, however, as a result of weaker sales mix in fatty acids, and further increases in raw material costs. Price increases are now being implemented, but gross margin percentages were below last year for the quarter and, despite good fixed cost control, trading profit was well down. For the year as a whole, comparable sales for Uniqema were 2% ahead of 2001 but trading profit was 24% lower.

Paints

4th Quarter					Full Year
2002	2001	Reported	Comparable		2002	2001	Reported	Comparable
£m	£m	%	%		£m	£m	%	%

493	519	(5)	1	Sales	2,182	2,233	(2)	1

41	38	8	12	Trading Profit	188	176	7	9

“Comparable” percentages exclude the effect of currency translation differences and the impact of acquisitions and divestments. Reconciliation to “Reported” percentages for the International Business can be found in the Appendix III to this document.

The Paints business comprises two main businesses: the Decorative business (91% of Paints' sales in 2002) and Coatings (9%). The geographic split of sales for Paints by customer location in 2002 was Europe 34%, North America 46%, Asia 12% and Latin America and Rest of World 8%.

Paints had another solid quarter, delivering sales 1% ahead of 2001. All regions were ahead except Latin America, where difficult economic conditions persisted. Geographic mix benefited gross margin percentages and, with good fixed cost control, comparable trading profit for the quarter was 12% ahead of last year. For the full year, comparable sales growth was also 1%, despite the Latin American economic difficulties. The benefits of purchasing and reformulation initiatives during the year, and the North American restructuring programme, delivered trading profit of £188m, 9% ahead of last year.

OPERATIONAL REVIEW (continued)

In Europe sales for the fourth quarter were 2% above last year with trading profit essentially in line. Most countries performed well but were somewhat offset by weakness in Germany. Sales growth was 3% for the year overall, with a much stronger second half for the UK and France, and trading profit was consequently also ahead.

North American sales were 1% up for the quarter, as growth in the US residential sector continued to offset weakness in the non-residential construction sector. Trading profit was up for both the quarter and the year, aided by ongoing cost reduction activities.

Latin America continued to suffer from very difficult economic conditions in the quarter. Sales in US$ terms were 23% below last year, although there was some stabilisation after recent quarters. Trading profit, although below 2001, was better in Q4 than Q3. Despite the benefits of a number of cost savings programmes, the business recorded a small trading loss for the year.

Asia had another excellent quarter, with 13% sales growth and particularly strong performances in Thailand, China and India. Trading profit was also well ahead for both the quarter and full year.

The Packaging business delivered 1% sales growth for the year. For the quarter, sales were in line with last year but adverse sales mix led to lower trading profit.

Regional and Industrial

4th Quarter				Full Year
2002	2001	Reported		2002	2001	Reported
£m	£m	%		£m	£m	%

176	175	1	Sales	615	821	(25)

(3)	2	n/a	Trading Profit	(10)	4	n/a

Regional and Industrial is shown on an “as reported” basis. The Regional and Industrial segment comprises the Group’s Regional businesses (of which the largest operation is the pure terephthalic acid (“PTA”) business in Pakistan) and some ongoing residual activity in the UK relating to legacy management. The geographic split of sales for Regional and Industrial by customer relation in 2002 was Europe 41%, North America 3%, Asia 48% and Latin America and Rest of World 8%.

Sales for the Regional and Industrial businesses for the quarter were slightly ahead of last year, with growth in Pakistan offsetting lower sales in other regional businesses. PTA margins held up better than we expected during the quarter, and Argentina also performed relatively well, but results were impacted by a £5m provision in relation to a continuing European court case involving ICI’s former Soda Ash business. Consequently, Regional and Industrial recorded a trading loss of £3m for the quarter, £5m below 2001.

For the year, sales of £615m were 25% below 2001, mainly as a result of lower nil margin sales (2002: £209m vs 2001: £275m) and the impact of businesses divested in 2001. Trading profit was £14m lower, as higher profits from Pakistan and Argentina were offset by the loss of profits from divested businesses and the impact of the Q4 provision.

ADDITIONAL INFORMATION

FRS 17 Retirement Benefits

This Standard sets out revised requirements for the accounting and disclosure of an employer's retirement benefit obligations and related funding. The net recognised deficit and the net liability (after deferred tax) for 2001 and 2002 are presented below, analysed into their main components, and distinguishing between the funded retirement benefit schemes and the unfunded schemes.

Analysis of net recognised (deficits) of major	2002	2001
Post-retirement pension schemes	£m	£m

Funded schemes
ICI UK Pension Fund	(257)	(161)
Other funded pension schemes	(307)	(115)

Total funded schemes	(564)	(276)

Unfunded schemes
Pension schemes	(75)	(79)
Post retirement healthcare schemes	(175)	(156)

Total unfunded schemes	(250)	(235)

Net recognised (deficit)	(814)	(511)
Deferred tax asset	126	58 *

Net liabilities	(688)	(453)

*	Not restated for FRS 19

FRS 19 Deferred Taxation Restatement

The Group has applied the provisions of FRS 19 for the year ending 31 December 2002. The application has led to the restatement of prior period balance sheets. This has resulted in a decrease in shareholder funds of 31 December 2000 £(33)m, 31 March 2001 £(49)m, 30 June 2001 £(58)m, 30 September 2001 £(63)m and 31 December 2001 £(81)m and reduced the Q4 2001 and Full Year 2001 profit and loss accounts by £(12)m and £(41)m respectively.

Earnings per ordinary share

Earnings per ordinary share for the year are calculated by dividing the profit after tax before exceptional items and goodwill amortisation by 1,114 million ordinary shares, being the weighted average number of shares in issue (less shares held by the Group's employee share plans and adjusted for the rights issue from the day consideration was receivable on the 21 March 2002) during the period. Earnings per share for the fourth quarter and the comparable period are calculated as the cumulative earnings per share for the full year less the earnings per share for the first nine months. The comparative earnings per share are shown after adjusting the declared and published figures for 2001 for the bonus element in the rights issue in accordance with FRS 14 Earnings per Share.

DIVIDEND

The Board has declared a second interim dividend of 4.5p per £1 Ordinary Share, which the Annual General Meeting will be asked to confirm as the final dividend for 2002, payable on 22 April 2003 to members of the register on 7 March 2003. This, together with the first interim dividend of 3.0p, gives a total cash dividend of 7.5p for the year, equivalent to about a third of net profit before goodwill amortisation and exceptional items.

ANNUAL GENERAL MEETING

The Annual General Meeting of the Company will be held on 22 May 2003 at the Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1.

NEXT ANNOUNCEMENT

Trading results for the first quarter of 2003 will be announced on 1 May 2003.

Imperial Chemical Industries PLC
ICI Group Headquarters
20 Manchester Square
London W1U 3AN

6 February 2003

ATTACHMENTS

Appendix I	Group Profit and Loss Account Q4 2002, Q4 2001, Full Year 2002, Full Year 2001
Appendix II	Segment Information – Trading Profit before Exceptional Items
Appendix III	Reconciliation Table – “Comparable” to “As Reported” Sales and Trading Profit for the International Businesses
Appendix IV	Summary Group Balance Sheet
Appendix V	Statement of Group Total Recognised Gains and Losses Reconciliation of Movements in Shareholder's Funds
Appendix VI	Summary Group Cash Flow
Appendix VII	UK GAAP to US GAAP net income reconciliation
Appendix VIII	Additional notes

APPENDIX I

IMPERIAL CHEMICAL INDUSTRIES PLC

GROUP PROFIT AND LOSS ACCOUNT

FOURTH QUARTER

The unaudited trading results of the Group for the fourth quarter 2002, with comparative restated figures for 2001 are set out below:

	Fourth Quarter 2002					Fourth Quarter 2001 (as restated)

	Continuing operations		Discontinued Operations	Total		Continuing operations		Discontinued Operations	Total
	Before exceptional items	Exceptional Items				Before exceptional items	Exceptional Items

	£m	£m	£m	£m		£m	£m	£m	£m

Turnover	1,460		–	1,460		1,508		–	1,508
Trading profit (loss)	106	–	–	106		126	(122)	–	4
(after deducting goodwill amortisation)	(9)	–	–	(9)		(10)	–	–	(10)
Income from associates	–	–	–	–		(2)	(9)	–	(11)
Profit (loss) on sale of operations		39	4	43			8	8	16
Profits (losses) on disposal of fixed assets		(2)	–	(2)			6	–	6
Write off of investments		(99)	–	(99)			(22)	–	(22)

Profit (loss) on ordinary activities before interest	106	(62)	4	48		124	(139)	8	(7)
Net interest payable – Group	(28)	–	–	(28)		(33)	–	–	(33)
– Associates	1	–	–	1		(18)	–	–	(18)

Profit (loss) on ordinary activities before taxation	79	(62)	4	21		73	(139)	8	(58)
Taxation	(25)	7	–	(18)		(24)	38	(11)	3
Attributable to minorities	(7)	(3)	–	(10)		(6)	(3)	–	(9)

Net profit (loss) for the financial period	47	(58)	4	(7)		43	(104)	(3)	(64)

Dividends				(52)					(71)

Profit (loss) retained				(59)					(135)

Profit before goodwill amortisation, taxation and exceptionals	88		–	88		83		–	83

Profit (loss) before taxation and exceptionals	79		–	79		73		–	73

Net profit (loss) before exceptionals	47		–	47		43		–	43

Earnings (loss) per £1 Ordinary Share:
- before goodwill amortisation and exceptionals				4.6	p				6.1	p

- before exceptionals				3.9	p				4.9	p

- after exceptionals				(0.9	)p				(7.4	)p

Weighted average number of shares				1,181	m				869	m

APPENDIX I (Continued)

IMPERIAL CHEMICAL INDUSTRIES PLC

GROUP PROFIT AND LOSS ACCOUNT

FULL YEAR

The unaudited trading results of the Group for 2002 and the comparative restated figures for 2001, are set out below:

	Year 2002					Year 2001 (as restated)

	Continuing operations		Discontinued Operations	Total		Continuing operations		Discontinued Operations	Total

	Before exceptional items	Exceptional Items				Before exceptional items	Exceptional Items
	£m	£m	£m	£m		£m	£m	£m	£m

Turnover	6,125		–	6,125		6,425		–	6,425
Trading profit (loss)	496	–	–	496		536	(143)	–	393
(after deducting goodwill amortisation)	(37)	–	–	(37)		(37)	–	–	(37)
Income from associates	18	–	–	18		57	(9)	–	48
Profit (loss) on sale of operations		40	10	50			(11)	18	7
Profits (losses) on disposal of fixed assets		3	–	3			8	–	8
Write off of investments		(99)	–	(99)			(22)	–	(22)
Profit (loss) on ordinary activities before interest	514	(56)	10	468		593	(177)	18	434
Net interest payable – Group	(123)	–	–	(123)		(162)	–	–	(162)
Net interest payable – Associates	(28)	–	–	(28)		(67)	–	–	(67)

Profit (loss) on ordinary activities before taxation	363	(56)	10	317		364	(177)	18	205
Taxation	(115)	1	3	(111)		(116)	48	(29)	(97)
Attributable to minorities	(21)	(6)	–	(27)		(26)	(2)	–	(28)

Net profit (loss) for the financial year	227	(61)	13	179		222	(131)	(11)	80

Dividends				(88)					(116)

Profit (loss) retained				91					(36)

Profit before goodwill amortisation, taxation and exceptionals	400		–	400		401		–	401

Profit (loss) before taxation and exceptionals	363		–	363		364		–	364

Net profit (loss) before exceptionals	227		–	227		222		–	222

Earnings (loss) per £1 Ordinary Share:
- before goodwill amortisation and exceptionals				23.7	p				29.8	p

- before exceptionals				20.4	p				25.5	p

- after exceptionals				16.1	p				9.2	p

Weighted average number of shares				1,114	m				869	m

APPENDIX II

IMPERIAL CHEMICAL INDUSTRIES PLC

SEGMENT INFORMATION

TRADING PROFIT BEFORE EXCEPTIONAL ITEMS

BEFORE GOODWILL AMORTISATION
	Fourth Quarter		Year

	2002 £m	2001 £m	2002 £m	2001 £m

National Starch	58	57	224	218
Quest	13	23	82	107
Performance Specialties	6	16	49	68
Paints	41	38	188	176

International Businesses	118	134	543	569
Regional and Industrial	(3)	2	(10)	4

Total Group Trading Profit	115	136	533	573

AFTER GOODWILL AMORTISATION
	Fourth Quarter		Year

	2002 £m	2001 £m	2002 £m	2001 £m

National Starch	54	53	206	200
Quest	13	22	81	106
Performance Specialties	6	16	48	67
Paints	36	33	171	159

International Businesses	109	124	506	532
Regional and Industrial	(3)	2	(10)	4

Total Group Trading Profit	106	126	496	536

APPENDIX III

IMPERIAL CHEMICAL INDUSTRIES PLC

RECONCILIATION TABLE – “COMPARABLE” TO “AS REPORTED”

SALES AND TRADING PROFIT† FOR THE INTERNATIONAL BUSINESSES

	Sales		Trading profit†

	Fourth Quarter %	Year %	Fourth Quarter %	Year %

National Starch
Comparable change %	6	2	6	5
Exchange rate effect	(6)	(3)	(4)	(2)
Divestment effect	–	–	–	–
Acquisition effect	–	–	–	–

As reported change %	0	(1)	2	3

Quest
Comparable change %	5	1	(43)	(23)
Exchange rate effect	(4)	(3)	–	–
Divestment effect	–	–	–	–
Acquisition effect	–	–	–	–

As reported change %	1	(2)	(43)	(23)

Performance Specialties
Comparable change %	8	2	(34)	(24)
Exchange rate effect	(3)	(1)	–	(2)
Divestment effect	(19)	(4)	(29)	(2)
Acquisition effect	–	–	–	–

As reported change %	(14)	(3)	(63)	(28)

Paints
Comparable change %	1	1	12	9
Exchange rate effect	(6)	(3)	(4)	(2)
Divestment effect	–	–	–	–
Acquisition effect	–	–	–	–

As reported change %	(5)	(2)	8	7

International Businesses
Comparable change %	4	1	(3)	(1)
Exchange rate effect	(5)	(2)	(3)	(2)
Divestment effect	(3)	(1)	(6)	(2)
Acquisition effect	–	–	–	–

As reported change %	(4)	(2)	(12)	(5)

†Before goodwill amortisation and exceptional items

      APPENDIX IV

IMPERIAL CHEMICAL INDUSTRIES PLC

SUMMARY GROUP BALANCE SHEET

	At 31 December 2002	At 31 December 2001 (as restated)

ASSETS EMPLOYED	£m	£m

Intangible fixed assets	574	613
Tangible fixed assets	1,961	2,186
Investments	69	374
Current assets
Cash and short-term investments	552	460
Other current assets	2,346	2,666

	2,898	3,126

Total assets	5,502	6,299
Creditors due within one year	(2,418)	(3,601)

Total assets less current liabilities	3,084	2,698

FINANCED BY

Creditors due after more than one year:
Loans	1,363	1,705
Other creditors	32	49

	1,395	1,754

Provisions for liabilities and charges	1,121	1,257
Minority interests – equity	69	51

Shareholder's funds – equity:
Share capital	1,191	728
Reserves	(692)	(1,092)

	499	(364)

	3,084	2,698

APPENDIX V

IMPERIAL CHEMICAL INDUSTRIES PLC

STATEMENT OF GROUP TOTAL RECOGNISED GAINS AND LOSSES

	Year

	2002 £m	2001 (as restated) £m

Net profit (loss)
Parent and subsidiary undertakings	192	72
Associates	(13)	8

	179	80
Currency translation differences on foreign currency net investment and related loans	(91)	(59)
Taxation and translation differences on foreign currency loans	34	(12)

Total gains and losses for the year	122	9

Prior year adjustment	(81)

Total gains and losses recognised since last annual report	41

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

	Year

	2002 £m	2001 (as restated) £m

Net profit (loss) for the financial year	179	80
Dividends	(88)	(116)

Retained profit (loss) for year	91	(36)

Issues of ICI Ordinary Shares	807	–
Goodwill movement	22	(8)
Other recognised gains (losses) relating to the year	(57)	(71)

Net increase/(reductions) to shareholders' funds	863	(115)

Shareholders' funds at beginning of year – equity (as previously reported)	(283)	(216)
Prior year adjustment	(81)	(33)

Shareholders' funds at beginning of year – equity (as restated)	(364)	(249)

Shareholders' funds at end of year – equity	499	(364)

APPENDIX VI

IMPERIAL CHEMICAL INDUSTRIES PLC

SUMMARY GROUP CASH FLOW

	Year 2002 £m	Year 2001 £m

Net cash flow from operating activities[1]	623	637
Dividends received from associated undertakings	–	–
Returns on investments and servicing of finance	(185)	(207)
Taxation	(35)	(58)

	403	372
Capital expenditure and financial investment
Purchase of tangible fixed assets	(219)	(235)
Sale of tangible fixed assets	35	29

	(184)	(206)

	219	166

Acquisitions	(54)	(109)
Disposals[2]	290	17
Equity dividends paid	(106)	(185)

Cash outflow before use of liquid resources and financing	349	(111)
Management of liquid resources	(13)	253
Financing - Issue of shares	807	–
- Decrease in debt	(1,151)	(77)

(Decrease)/Increase in cash	(8)	65

Notes:

1.	Reconciliation of “net cash flow from operating activities” per the UK GAAP FRS1 format above to the subtotal “operating cash flow after capital expenditure” in the supplementary cash flow presentation on page 4:
	Year 2002 £m	Year 2001 £m

Net cash flow from operating activities – per above	623	637

Capital expenditure	(219)	(235)
Exclude top-up payment to ICI UK Pension Fund	30	30

Operating cash flow after capital expenditure – per page 4	434	432

2.	During the year the Group received gross cash consideration of £423m, (2001: £315m). Of this amount, £133m (2001: £298m) was paid against ongoing disposal costs and provisions.

APPENDIX VII

IMPERIAL CHEMICAL INDUSTRIES PLC

RECONCILIATION BETWEEN UK AND US GAAP

The results of the ICI Group are prepared in accordance with UK GAAP. UK GAAP differs in certain respects from US GAAP. Net income calculated in accordance with US GAAP is set out below. Note 43 to the 2001 financial statements describes the significant differences between UK GAAP and US GAAP affecting the ICI Group’s net income and shareholders’ equity. Under US GAAP, net income for 2002 was £9m (2001: profit of £13m) compared with a net income of £179m (2001: £80m) under UK GAAP. These differences primarily result from the differing accounting treatment of purchase accounting adjustments, disposal accounting, pensions, deferred tax, derivative instruments and hedging activities and restructuring costs. Under SFAS 144, the disposal of Synetix has been classified within discontinued operations. SFAS 142, Goodwill and Intangible Assets has been implemented from 1 January 2002, SFAS 142 eliminates the previous requirement to amortise goodwill and indefinite lived intangible assets, addresses the amortisation of intangible assets with a defined life and the annual impairment testing and recognition for goodwill and intangible assets. The Group has completed the standard’s transitional impairment test and recognised an impairment charge of £122m on capitalised goodwill relating to the Paints business in Latin America.

The following is a summary of the material adjustments to net income which would have been required if US GAAP had been applied not UK GAAP:

	Year
	2002 £m	2001 (as restated) £m

Net income after exceptionals – UK GAAP
Continuing operations	166	91
Discontinued operations	13	(11)

	179	80

Adjustments to conform with US GAAP
Pension expense	(14)	(37)
Capitalisation of interest less amortisation and disposals	(5)	(2)
Purchase accounting adjustments
Impairment / Amortisation of goodwill and intangibles	(117)	(127)
Disposals and other adjustments	(31)	10
Reversal of write down of investment	–	22
Derivative instruments and hedging activities	(41)	49
Restructuring costs	(6)	5
Share compensation expense	(3)	1
Others	(2)	2
Tax effect of US GAAP adjustments	49	10

	(170)	(67)

Net income after exceptionals – US GAAP
Continuing operations	(107)	(4)
Discontinued operations	116	17

	9	13

APPENDIX VIII

IMPERIAL CHEMICAL INDUSTRIES PLC

NOTES

1.	Basis of Presentation
The Group’s financial statements are prepared under the historical cost convention and in accordance with the Companies Act 1985 and applicable accounting standards. The Group’s accounting policies conform to UK Generally Accepted Accounting Principles (“UK GAAP”). The main policies are set out in the accounts section of the annual report.
The financial data presented in this document is for the fourth quarter 2002, being the three months ended 31 December 2002, and the 2002 full year being the 12 months ended 31 December 2002. These periods are compared to the corresponding periods in the previous year being the fourth quarter 2001 (three months ended 31 December 2001) and 2001 full year (12 months ended 31 December 2001) respectively.
References to “Comparable” performance exclude the effect of currency translation differences and the impact of acquisitions and divestments on the results reported by the International Businesses. Performance is measured on a consistent basis over two or more financial periods. Comparable results for both 2002 and 2001 are translated at constant exchange rates, which equate to the annual average exchange rates for 2001, and exclude the results of divested businesses and the impact of acquired businesses from the relevant periods.
2.	Basis of segmentation
Segmental data in this statement is analysed as follows:
Continuing Operations comprising the International Businesses (being National Starch, Quest, Performance Specialties and Paints) and Regional & Industrial. The Regional and Industrial segment comprises the Group’s Regional businesses (of which the largest operation is the pure terephthalic acid business in Pakistan) and some ongoing residual activity in the UK relating to legacy management.
Following the disposal of the Synetix business in 2002, Performance Specialties will only comprise of the Uniqema business in 2003. The sales and trading profits for Uniqema in 2002 are disclosed in the table below:

Uniqema	Sales	Trading profit before goodwill amortisation and exceptional items	Trading profit before exceptional items

	£m	£m	£m

First Quarter 2002	162	9	9
Second Quarter 2002	177	9	8
Third Quarter 2002	169	6	6
Fourth Quarter 2002	161	4	4

Year 2002	669	28	27

APPENDIX VIII (continued)

IMPERIAL CHEMICAL INDUSTRIES PLC

NOTES (CONTINUED)

3.	Forward looking statements
Certain statements in this press release may be forward-looking statements as that term is defined in the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These factors include, among other things, the impact of competitive products and pricing, changes in the price of raw materials, the occurrence of major operational problems, the loss of major customers, limitations imposed by our indebtedness and leverage, a credit downgrade by the ratings agencies, contingent liabilities arising in connection with recently disposed businesses, risks associated with our international operations, risks of litigation and other factors described in our filings with the SEC.
4.	Relationship to Statutory Accounts and Audit Status
The financial information included in this document does not constitute the Group’s statutory accounts for the years ended 31 December 2002 or 2001. The financial information for 2001 is derived from the statutory accounts for 2001, which have been delivered to the registrar of companies. The auditors have reported on the 2001 accounts; their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985. The statutory accounts for 2002 will be finalised on the basis of the financial information presented by the directors in this preliminary announcement and will be delivered to the registrar of companies following the company’s annual general meeting.

5.	Earnings before Interest, Tax, Depreciation and Amortisation (“EBITDA”)
EBITDA is defined as trading profit before interest, tax, depreciation and goodwill amortisation. The depreciation charged by the businesses in 2002 was as follows: National Starch £70m (2001: £71m); Quest £18m (2001: £19m); Performance Specialties £29m (2001: £30m); Paints £52m (2001: £54m) and Regional and Industrial £27m (2001: £35m). Total depreciation for the Group was £196m (2001: £209m). The 2001 comparatives exclude exceptional asset write downs. Management believe EBITDA and related measures of cash flow serve as important financial indicators, however EBITDA should not be considered in isolation, or as an alternative to operating or net income or cash flows from operating activities, in each case, determined in accordance with UK or US GAAP as appropriate.
6.	Trading margin
Trading margin is calculated as trading profit (before goodwill amortisation, exceptional items, interest and share of profits of associates) expressed as a percentage of sales.
7.	Interest Cover
Calculations of interest cover are based on the sum of Group trading profit (before goodwill amortisation and exceptional items) and net associate company income (associates’ trading profit less share of interest payable by associates) divided by Group interest payable (excluding share of interest payable by associates).
8.	Effective tax rate
Effective tax rate is calculated as taxation (excluding tax on exceptional items) divided by profit before tax before goodwill amortisation and exceptionals.